EXHIBIT (8)(g)(1)

AMENDMENT TO PARTICIPATION AGREEMENTS

(MFS CONFIDENTIAL INFORMATION)

AMENDMENT OF AGREEMENTS

This amendment (the Amendment) to the agreements (individually, the “Agreement, collectively, the “Agreements) identified in Attachment A, attached hereto, is effective as of March 1, 2012.

1.	A new section, numbered consecutively, is added to each Agreement as follows:

Confidential Information.

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party (ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

2.	All other terms and provisions of the Agreements not amended herein shall remain in full force and effect.

In WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

TRANSAMERICA LIFE INSURANCE COMPANY

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

MFS VARIABLE INSURANCE TRUST

By:	/s/ Susan S. Newton
Name:	Susan S. Newton
Title:	Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Robert T. Manning
Name:	Robert T. Manning
Title:	Director

MFS FUND DISTRIBUTORS, INC.

By:	/s/ James Jessee
Name:	James A. Jessee
Title:	President

ATTACHMENT A

1. Participation Agreement among MFS Variable Insurance Trust, AUSA Life Insurance Company, Inc. (now known as Transamerica Financial Life Insurance Company), and Massachusetts Financial Services Company, dated May 1, 2002.

2. Administrative Services Letter Agreement between MFS Fund Distributors, Inc., and Transamerica Life Insurance Company, dated September 22, 2010.

3. Administrative Services Letter Agreement between Massachusetts Financial Services Company, and Transamerica Life Insurance Company of New York (now known as Transamerica Financial Life Insurance Company), dated September 15, 1998.

4. Shareholder Information Agreement among MFS Fund Distributors, Inc. and Transamerica Life Ins. Co., Transamerica Financial Life Ins. Co., dated April, 16, 2007.

Insurance Agreements

5. Amended and Restated Participation Agreement among MFS Variable Insurance Trust, MFS Fund Distributors, Inc. and Transamerica Advisors Life Insurance Company, dated December 1, 2010.

6. Fund/SERV & Networking Supplement dated December 1, 2010, to Amended & Restated Participation Agreement among MFS Variable Insurance Trust, MFS Fund Distributors, Inc. and Transamerica Advisors Life Insurance Company dated December 1, 2010.

7. Amended and Restated Participation Agreement among MFS Variable Insurance Trust, MFS Fund Distributors, Inc. and Transamerica Advisors Life Insurance Company of New York, dated December 1, 2010.

8. Fund/SERV & Networking Supplement dated December 1, 2010, to Amended & Restated Participation Agreement among MFS Variable Insurance Trust, MFS Fund Distributors, Inc. and Transamerica Advisors Life Insurance Company of New York, dated December 1, 2010.

9. Administrative Services Letter Agreement among, MFS Fund Distributors, Inc., Transamerica Advisors Life Insurance Company and Transamerica Advisors Life Insurance Company of New York, dated December 1, 2010.

Retail Agreements

10. Participation Agreement between MFS Fund Distributors, Inc. and Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), dated October 11, 2002.

11. Administrative Shareholder Services Letter between Massachusetts Financial Services Company and Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), dated October 15, 2002.

12. Participation Agreement MFS Fund Distributors, Inc. and ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), dated October 11, 2002.

13. Administrative Shareholder Services Letter between Massachusetts Financial Services Company and ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), dated October 15, 2002.

14. Rule 22c-2 Customer Information Agreement between MFS Fund Distributors, Inc. and Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), dated February 12, 2007.

15. Rule 22c-2 Customer Information Agreement between MFS Fund Distributors, Inc. and ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), dated February 12, 2007.

16. All other Agreements not identified on this Attachment A, which are between or among the MFS entities and the Transamerica entities who are parties to this Amendment.

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